EXHIBIT 4.89

PROMISSORY NOTE EXTENSION

1. THE PARTIES. This Promissory Note Extension Agreement (“Agreement”) made April 6, 2023 between:

Borrower: Intellipharmaceutics Corp., with a mailing address of 30 Worcester Road, Toronto, ON M9W 5X2 (“Borrower”) and

Lender: Actimus Inc, (“Lender”).

HEREINAFTER the Borrower and Lender shall be referred together as the “Parties” and in consideration of the covenants herein contained agree as follows:

2. ORIGINAL NOTE. It is known that this Agreement is amending a note that exists between the Parties signed on October 5, 2022, for the sum of USD $200,000.00 and maturing on April 5, 2023 (“Original Note”).

3. EXTENSION. As of April 5, 2023, the current balance outstanding is $210,000 including interest.  Under this extension agreement, the Parties agree to extend the maturity date as stated in the Original Note to October 5, 2023 (“Extension Date”).

4. ADDITIONAL TERMS. The Parties agree that all other terms and conditions stated in the Original Note shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have indicated their acceptance of the terms of this Agreement by their signatures below on the dates indicated.

Borrower’s Signature: /s/ Amina Odidi	Date: April 6, 2023

Lender’s Signature: /s/ Ramanath Reddy	Date: April 6, 2023